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                       [Branton, Wilson & Muns Letterhead]


September 16, 1997


InVision Technologies, Inc.
3420 E. Third Avenue
Foster City, CA  94404

Dear Gentlemen:

We have acted as counsel to QUANTUM MAGNETICS, INC., a California corporation (the "Company") in the negotiation, execution and delivery of an Agreement and Plan of Merger and Reorganization, dated as of September 3, 1997 (the "Merger Agreement"), by and between InVision Technologies, Inc., a Delaware corporation, Merger Sub Acquisition Corp. and the Company in connection with the transactions and other documents described in the Merger Agreement.

For the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto), all of which documents together with the "Merger Agreement" are referred to herein as the "Acquisition Documents":

     (a)  the Reorganization Agreement;

     (b) the tax representation letter dated September 10, 1997 delivered to us by the Company containing certain representations of the Company (the "Tax Representation Letter");

     (c) Continuity of Interest Certificates dated September 10, 1997 by certain shareholders of the Company in favor of Parent, Merger Sub and the Company (the "Continuity of Interest Certificates"); and

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InVision Technologies, Inc.
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     (d)  such other instruments and documents related to the formation, organization and operation of the Company and related to the consummation of the Merger and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.

We refer to Section 7.3(b) of the Merger Agreement providing for the receipt by you from us of the opinion described therein. Capitalized definitional terms used herein and not otherwise defined herein have the meaning set forth in the Merger Agreement and other Acquisition Documents.

We have examined such certificates of public officials, documents, corporate records, instruments and matters of law in our possession as we have deemed necessary or appropriate for the purposes of this opinion. This opinion is based solely upon an inquiry of attorneys currently employed by our firm who perform legal services for the Company. We are familiar with the proceedings taken by the Company in connection with the transactions described in the Acquisition Documents. In rendering this opinion we have relied upon certificates of officers of the Company and upon representations and warranties of the Company in the Acquisition Documents or other documents as to matters of fact.

For purposes of this opinion, we assume the following to be true based solely upon our review of the Company's financial records in our possession which we have assumed to be true and correct, oral representations of the Company's outside accountants, representations of Company and without any factual investigation or due diligence investigation of any kind whatsoever of Company or Company's compensation structure or compensation standards in the industry in which Company does business:

     1. Compensation and payments to Company's shareholders under the Noncompetition Agreements and any employment agreements included in the Acquisition Documents are reasonable under all the facts and circumstances; and

     2. None of the shares of stock received by the shareholders of Company in the Merger will be sold or other wise transferred for value by the shareholders in violation of the Continuity of Interest Certificates executed by the shareholders of Company.

Conditioned upon the complete accuracy of the foregoing factual assumptions and having regard to legal considerations which we deem relevant, it is our opinion that the Merger more likely than not qualifies as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended ("Code"). Under Section 361 of the Code, it is more likely than not that no gain or loss will be recognized by Company in the Merger.

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InVision Technologies, Inc.
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The opinions expressed herein are specifically limited to federal tax law, are given as of the date of this letter, and are intended to apply only to those facts and circumstances that exist as of the date hereof.

This opinion is rendered in connection with the Acquisition documents and may not be relied upon by any other person or for any other purpose.

Sincerely,

/s/ Richard H. Wagner

RICHARD H. WAGNER

RHW:acy
cc:  Edward C. Muns, Esq.
     Lawrence S. Branton, Esq.


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